                                                                    Exhibit B-5

                             ALABAMA POWER COMPANY
                              BIRMINGHAM, ALABAMA

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 10, 1997

     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Alabama Power Company will be held at the offices of its affiliate, Georgia Power Company, 333 Piedmont Avenue, N.E., Atlanta, Georgia on December 10, 1997 at 3:30 p.m., Eastern time, to consider and act on the following proposal, as more fully described in the attached Proxy Statement:

          PROPOSAL: To remove from the Company's Charter (i) Paragraph A.2.f.(2) of Article IX, a provision restricting the amount of securities representing unsecured indebtedness issuable by the Company, (ii) Paragraph A.2.f.(1) of Article IX, a provision which requires the vote of the holders of at least a majority of the total voting power of the outstanding Company preferred stock to approve the sale of all or substantially all of the Company's property and mergers or consolidations that have not been approved under the Public Utility Holding Company Act of 1935, as amended,
     (iii) Paragraph A.2.b. (except the first paragraph therein) of Article IX, a provision restricting the ability of the Company to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels and (iv) the words after "January 31, 1942" of the first paragraph of Paragraph A.2.b. of Article IX, a provision restricting the ability of the Company to pay dividends on its common stock in the event that its retained earnings are not at least equal to two times the annual dividends on its outstanding preferred stock;

and for the purpose of transacting any and all business in connection with the foregoing and any other business that may properly come before said meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on November 7, 1997, with respect to Class A Preferred Stock listed on the New York Stock Exchange, and November 6, 1997, with respect to $100 Preferred Stock and Class A Preferred Stock traded over-the-counter, will be entitled to notice of and to vote at said meeting or any adjournment or adjournments thereof.

     For the reasons set forth in the attached Proxy Statement, you are urged to vote FOR the proposal.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE MARK, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. In the event you are able to attend the meeting, you may revoke the Proxy by voting your shares in person.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Art P. Beattie
                                      Vice President, Secretary and Treasurer

Birmingham, Alabama
November 3, 1997

                             ALABAMA POWER COMPANY
                              BIRMINGHAM, ALABAMA

                             ---------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 10, 1997
                             ---------------------

                                PROXY STATEMENT

                                                              OUTSTANDING     CUSIP
TITLE OF SERIES OF PREFERRED                                    SHARES       NUMBER
----------------------------                                  -----------   ---------
Class A Preferred Stock ($25 stated capital)
  6.40% Series..............................................   2,000,000    010392678
  6.80% Series..............................................   1,520,000    010392694
  1993 Adjustable Rate Series...............................   2,000,000    010392660
Preferred Stock ($100 par value)
  4.52% Series..............................................      50,000    010392306
  4.60% Series..............................................     100,000    010392405
  4.64% Series..............................................      60,000    010392504
  4.72% Series..............................................      50,000    010392603
  4.92% Series..............................................      80,000    010392702
Preferred Stock ($100 stated capital)
  1988 Auction Series.......................................     500,000    010392736
Preferred Stock ($100,000 stated capital)
  1993 Auction Series.......................................         200    010392686

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Alabama Power Company (the "Company") from the holders (the "Preferred Shareholders") of the 6.40% Series, the 6.80% Series and the 1993 Adjustable Rate Series of the Company's outstanding Class A Preferred Stock, with stated capital of $25 per share (collectively, the "Class A Preferred Stock"), and the 4.52% Series, the 4.60% Series, the 4.64% Series, the 4.72% Series and the 4.92% Series of the Company's outstanding Preferred Stock, with par values of $100 per share (collectively, the "$100 Preferred Stock"), the 1988 Auction Series of the Company's outstanding Class A Preferred Stock, with $100 stated capital per share (the "1988 Auction Preferred Stock"), and the 1993 Auction Series of the Company's outstanding preferred stock, with stated capital of $100,000 (the "1993 Auction Preferred Stock" and, together with the Class A Preferred Stock, the $100 Preferred Stock and the 1988 Auction Preferred Stock, the "Preferred Stock"). Such proxies are to be used at the Special Meeting of Shareholders of the Company to be held at the offices of its affiliate Georgia Power Company, 333 Piedmont Avenue, N.E., Atlanta, Georgia on December 10, 1997 at 3:30 p.m., Eastern time, or any adjournment or postponement of such meeting (the "Special Meeting"). IF THE PROPOSED AMENDMENT (AS DEFINED HEREIN) IS APPROVED AND ADOPTED BY THE COMPANY'S SHAREHOLDERS, THE COMPANY WILL MAKE A SPECIAL CASH PAYMENT (THE "SPECIAL CASH PAYMENT") EQUAL TO 1.00% OF THE PAR VALUE OR STATED CAPITAL, AS APPLICABLE, PER SHARE (AS DEFINED HEREIN) (EXCEPT THAT THE SPECIAL CASH PAYMENT SHALL EQUAL 0.25% OF THE STATED CAPITAL PER SHARE FOR THE 1988 AUCTION SERIES AND THE 1993 AUCTION SERIES) (OR $1.00 PER SHARE OF $100 PREFERRED STOCK, $0.25 PER SHARE FOR CLASS A PREFERRED STOCK, $0.25 PER SHARE OF 1988 AUCTION PREFERRED STOCK, AND $250.00 PER SHARE OF 1993 AUCTION PREFERRED STOCK) FOR EACH SHARE PROPERLY VOTED IN FAVOR OF THE PROPOSED AMENDMENT. If a Preferred Shareholder votes against the Proposed Amendment or abstains, such Preferred Shareholder shall not be entitled to the Special Cash Payment (regardless of whether the Proposed Amendment is approved and adopted).

     The solicitation of proxies has been approved by the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"). This Proxy Statement is first being mailed on or about November 3, 1997. The record date with respect to the Class A Preferred Stock listed on the New York Stock Exchange is November 7, 1997 and the record date with respect to the $100 Preferred Stock and Class A Preferred Stock traded over-the-counter is November 6, 1997.

     The principal executive offices of the Company are located at 600 North 18th Street, Birmingham, Alabama 35291. The telephone number is (205) 257-1000.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSED AMENDMENT.

                                    SUMMARY

     The Board of Directors of the Company is soliciting proxies from all holders of the shares of each series of the Company's outstanding preferred stock (the "Shares") for use at the Special Meeting of Shareholders of the Company. The proposal to be presented at the Special Meeting, if adopted, is intended to provide the Company with the necessary flexibility to meet the demands of an increasingly competitive electric utility industry. See "Reasons for the Proposed Amendment."

     The Special Meeting is being held to consider an amendment to the Company's charter (the "Charter") which would eliminate the provisions restricting the ability of the Company to issue unsecured indebtedness, to sell assets, merge or consolidate, to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels and to pay dividends on its common stock in the event that its retained earnings are not at least equal to two times the annual dividends on its outstanding preferred stock. If the Proposed Amendment is approved by the shareholders, such restrictions contained in the Charter will be eliminated with respect to the outstanding Shares.

     The Company will pay certain consent fees. See "Solicitation of Proxies."

     If the Proposed Amendment is approved and adopted by the Company's shareholders, the Company will make a Special Cash Payment equal to 1.00% of the par value or stated capital, as applicable, per Share (except that the Special Cash Payment shall equal 0.25% of the stated capital per Share for the 1988 Auction Series and the 1993 Auction Series) (or $1.00 per Share of $100 Preferred Stock, $0.25 per Share of Class A Preferred Stock, $0.25 per Share of 1988 Auction Preferred Stock and $250.00 per Share of 1993 Auction Preferred Stock) for each Share properly voted in favor of the Proposed Amendment.

     Questions or requests for assistance may be directed to Corporate Investor Communications, Inc. (the "Information Agent") at (888) 881-0526 (toll free) or banks and brokers call (888) 349-2003 or to Merrill Lynch & Co. ("Merrill Lynch") at (888) 654-8637 (toll free). Requests for additional copies of this Proxy Statement, the Proxy or other proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense.

     The foregoing summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Proxy Statement.

                       EXECUTION AND REVOCATION OF PROXY

     THE ENCLOSED PROXY IS SOLICITED BY THE COMPANY'S BOARD, WHICH RECOMMENDS VOTING FOR THE PROPOSED AMENDMENT. ALL SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED IN FAVOR OF THE PROPOSED AMENDMENT. Preferred Shareholders voting at the Special Meeting by proxy must use the enclosed Proxy. Shares of the Company's outstanding preferred stock represented by properly executed proxies received at or prior to the Special Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, duly executed proxies will be voted in accordance with the recommendation of the Board. It is not anticipated that any other matters will be brought before the Special Meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Special Meeting, and it is the intention of the proxy holders to act on any other matters in their discretion.

     Execution of a proxy will not prevent a shareholder from attending the Special Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date, or by voting in person by ballot at the Special Meeting.

                             SPECIAL CASH PAYMENTS

     Subject to the terms and conditions set forth in this Proxy Statement, if (but only if) the Proposed Amendment is approved and adopted by the shareholders of the Company, the Company will make a Special Cash Payment to each Preferred Shareholder who voted in favor of the Proposed Amendment, in person by ballot or by proxy, at the Special Meeting in the amount equal to 1.00% of the par value or stated capital, as applicable, per Share (except that the special cash payment shall equal 0.25% of the stated capital per Share for the 1988 Auction Series and the 1993 Auction Series) (or $1.00 per Share of $100 Preferred Stock, $0.25 per Share of Class A Preferred Stock, $0.25 per Share of 1988 Auction Preferred Stock and $250.00 per Share of 1993 Auction Preferred Stock) for each Share held by such Preferred Shareholder which is so voted. The Company has been advised that there is no controlling precedent under state law as to the permissibility of its making the Special Cash Payment. Although, as a result, there can be no assurance as to how a court would rule on the issue, the Company believes that the Offer (as defined herein) is fair to Preferred Shareholders and has determined to make the Special Cash Payment. SPECIAL CASH PAYMENTS WILL BE MADE TO PREFERRED SHAREHOLDERS AS OF THE RECORD DATE ONLY IN RESPECT OF EACH SHARE WHICH IS VOTED FOR THE ADOPTION OF THE PROPOSED AMENDMENT. If a Preferred Shareholder votes against the Proposed Amendment or abstains, such Preferred Shareholder shall not be entitled to the Special Cash Payment (regardless of whether the Proposed Amendment is approved and adopted). If the Proposed Amendment is approved and adopted, Special Cash Payments will be paid out of the Company's general funds, promptly after the Proposed Amendment shall have become effective. However, no accrued interest will be paid on the Special Cash Payments regardless of any delay in making such payments.

     Only holders of record of the Company's voting securities at the close of business on the Record Date or persons obtaining a proxy from the holders of record on the Record Date will be entitled to vote in person or by proxy at the Special Meeting. Any beneficial holder of Shares who is not the registered holder of such Shares as of the Record Date (as would be the case for any beneficial holder whose Shares are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee) must arrange with the record Preferred Shareholder to execute and deliver a proxy form on such beneficial owner's behalf. If a beneficial holder of Shares intends to attend the Special Meeting and vote in person, such beneficial holder must obtain a legal proxy form from his or her broker, dealer, commercial bank, trust company or other nominee. The Company will make Special Cash Payments only to Preferred Shareholders who are registered holders as of the Record Date. Any beneficial owner of Shares who is not the registered holder of such Shares as of the Record Date must arrange with the record Preferred Shareholder to receive his proportionate interest in the Special Cash Payments made to such record Preferred Shareholder. The Company will have no responsibility or liability for any aspect of the records relating to or payments made on account of any beneficial owner's interest in the Special Cash Payments made to a record Preferred Shareholder.

                               PROPOSED AMENDMENT

BUSINESS TO COME BEFORE THE SPECIAL MEETING

     The following proposed amendment (the "Proposed Amendment") to the Charter is the only item of business expected to be presented at the Special Meeting:

     To remove in their entirety (i) Paragraph A.2.f.(2) of Article IX of the Charter, a provision restricting the amount of securities representing unsecured indebtedness issuable by the Company, (ii) Paragraph A.2.f.(1) of Article IX of the Charter, a provision which requires the vote of the holders of at least a majority of the total voting power of the outstanding Company preferred stock to approve the sale of all or substantially all of the Company's property and mergers or consolidations that have not been approved under the Holding Company Act, (iii) Paragraph A.2.b. (except the first paragraph therein) of Article IX of the Charter, a provision restricting the ability of the Company to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels, and (iv) the words after "January 31, 1942" of the first paragraph of Paragraph A.2.b. of Article IX of the Charter, a provision restricting the ability of the Company to pay dividends on its common stock in the event that its retained earnings are not at least equal to two times the annual dividends on its outstanding preferred stock.

     THE FOLLOWING STATEMENTS ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF PROVISIONS OF THE CHARTER, AND ARE QUALIFIED IN THEIR ENTIRETY BY THE CHARTER AND SUBPARAGRAPHS A.2.B., A.2.F.(1), AND A.2.F.(2) OF ARTICLE IX THEREIN (AS DESCRIBED BELOW). SEE APPENDIX A HERETO FOR THE TEXT OF THE PROVISIONS TO BE DELETED.

EXPLANATION OF THE PROPOSED AMENDMENT

     Paragraph A.2.f.(2) of Article IX of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding, without the affirmative vote of the holders of at least a majority of the total voting power of its outstanding shares of preferred stock, the Company shall not issue or assume any securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities issued by the Company resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of its preferred stock or of any senior or equally ranking stock) if, immediately after such issue or assumption, the total outstanding principal amount of all securities representing unsecured debt of the Company would exceed 20% of the aggregate of all existing secured debt of the Company and the capital stock, premiums thereon and surplus of the Company as stated on the Company's books (the "Debt Limitation Provision").

     Paragraph A.2.f.(1) of Article IX of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding, without the affirmative vote of the holders of at least a majority of the total voting power of its outstanding shares of preferred stock, the Company shall not dispose of all or substantially all of its property or merge or consolidate, unless such action has been approved by the Commission under the Holding Company Act (the "Merger Provision").

     Paragraph A.2.b. (except the first paragraph therein) of Article IX of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding (except as may be approved by the affirmative vote of the holders of at least two-thirds of the total voting power of its outstanding preferred stock), the Company's dividends on its common stock are limited to 50% of net income available for such stock during a period of 12 months if, calculated on a corporate basis, the ratio of its common stock equity to total capitalization, including surplus, adjusted to reflect the payment of the proposed dividend, is below 20%, and to 75% of such net income if such ratio is 20% or more but less than 25% (the "Common Stock Dividend Provision").

     The clause after the words "January 31, 1942" in the first paragraph of Paragraph A.2.b. of Article IX currently provides that, so long as any shares of the Company's preferred stock are outstanding, the Company shall not pay dividends on its common stock (except those paid concurrently with the receipt of a cash capital contribution in like amount) in cases where retained earnings are not at least equal to two times the annual dividends on its outstanding preferred stock (the "Retained Earnings Dividend Provision").

     The Proposed Amendment, if adopted, would eliminate from the Charter in their entirety the Debt Limitation Provision, the Merger Provision, the Common Stock Dividend Provision and the Retained Earnings Dividend Provision (collectively, the "Restriction Provisions"), each as set forth in full in Appendix A hereto.

                       REASONS FOR THE PROPOSED AMENDMENT

     The electric utility industry has become, and will continue to be, increasingly competitive as the result of various factors, including regulatory and technological developments. Various federal and state regulatory initiatives designed to promote wholesale and retail competition include, among other things, proposals that would allow customers to choose their electricity provider. As these competitive initiatives materialize, the structure of the utility industry could radically change. The Company believes that maintaining and improving its position as a low-cost producer and having the flexibility to respond to developments in the industry will be crucial to its success in the new competitive marketplace.

     The Company believes that adoption of the Proposed Amendment is important to creating the necessary flexibility to respond to any industry developments.

     The restrictions that would be eliminated by the Proposed Amendment generally do not burden the industry's new competitors (power marketers, independent power producers, exempt wholesale generators and owners of cogeneration facilities), nor even other public utility companies. These restrictions stem from the fact that the Company and its affiliates are subject to regulation under the Holding Company Act. Such restrictions were initially imposed as a result of the Commission's 1956 Statement of Policy Regarding Preferred Stock Subject to the Public Utility Holding Company Act of 1935. The Commission recently has noted that the Statement of Policy is out of date and has not kept pace with the rapidly changing securities markets. Furthermore, the Commission stated that the marketplace should more appropriately determine the terms and conditions applicable to securities issuances.

     Management considers that elimination of the Debt Limitation Provision is crucial to the Company's financial flexibility and its ability to effect future capital cost reductions. The deletion of this provision from the Charter will allow the Company to utilize more fully various unsecured debt alternatives and thus improve its ability to take full advantage of changing conditions in the capital markets. The additional flexibility will, for example, permit the Company to issue long-term debt when, because of mortgage coverage restrictions or other reasons, it may be unattractive or not possible to issue any additional first mortgage bonds. In addition, elimination of the Debt Limitation Provision will afford the Company greater flexibility in the issuance of short-term debt to meet seasonal cash requirements with what is usually the least expensive form of capital.

     The Company believes that the Merger Provision is an unnecessary restriction on the ability of the Company to consider strategic responses to the increasingly competitive utility industry. For instance, the Merger Provision provides that, unless approved under the Holding Company Act, the sale or lease of certain of the Company's properties would require Preferred Shareholder approval in addition to any statutory requirement under state law. Such an additional burden could hinder the Company's ability to conduct its business operations in this changing utility environment. Furthermore, the elimination of the Merger Provision will not affect voting rights of stockholders under applicable state law.

     Similarly, the Common Stock Dividend Restriction and the Retained Earnings Dividend Restriction unnecessarily impede the financial flexibility of the Company and The Southern Company ("Southern"). The Common Stock Dividend Restriction and the Retained Earnings Dividend Restriction prevent the Company from paying dividends on its common stock unless the Company maintains a certain equity capitalization. These restrictions (vestiges of the 1956 Statement of Policy) are in addition to (i) the statutory requirements on the Company's ability to pay dividends on its common stock that arise under state law and (ii) other provisions of the Company's Charter, which provide that the Company may not pay dividends unless it is current in the payment of dividends on its preferred stock. Due to continued applicability of these restrictions, the Company views the Common Stock Dividend Restriction and the Retained Earnings Dividend Restriction as unduly burdensome and unnecessary provisions which could restrict the ability of the Company and Southern to participate in today's capital markets.

                   CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

     If the Proposed Amendment becomes effective, preferred shareholders will no longer be entitled to the benefits of the Charter provision limiting the amount of unsecured debt the Company may issue, which will have been deleted by the Proposed Amendment. As discussed above, such provision places restrictions on the Company's ability to issue or assume unsecured indebtedness. Although the Company's debt instruments may contain certain restrictions on the Company's ability to issue or assume debt, any such restrictions may be waived and the increased flexibility afforded the Company by the deletion of the Debt Limitation Provision may permit the Company to take certain actions that may increase the credit risks with respect to the Company, adversely affecting the market price and credit rating of the shares of preferred stock, or otherwise be materially adverse to the interests of the preferred shareholders. In addition, to the extent that the Company elects to issue additional unsecured debt, including trust preferred securities, the preferred shareholders' relative position in the Company's capital structure could be perceived to decline, which in turn could adversely affect the market price and credit rating of the shares of preferred stock.

     The Proposed Amendment, if it becomes effective, would delete the Merger Provision and, therefore, may permit the Company to engage in certain transactions not subject to approval by the Commission under the Holding Company Act that would otherwise have required the consent of preferred stockholders. In addition, elimination of the Common Stock Dividend Provision may permit the Company to pay common stock dividends in amounts that would otherwise have been prohibited. Any such transaction or payment may have a material adverse effect on the holders of the Company's preferred stock. As described under "Reasons for the Proposed Amendment," however, adoption of the Proposed Amendment will not affect voting rights of stockholders or restrictions on the Company's ability to pay common stock dividends under applicable state law.

                                 VOTING SHARES

     With respect to the Class A Preferred Stock listed on the New York Stock Exchange (i.e., the 6.80% and the 6.40% Series), November 7, 1997 and, with respect to the $100 Preferred Stock and Class A Preferred Stock traded over-the-counter, November 6, 1997 (collectively, the "Record Date") have been fixed as the respective record dates for the determination of shareholders entitled to notice of and to vote at the Special Meeting. A separate Offer to Purchase and Proxy Statement is being mailed to the holders of the 4.20% Series of the Company's preferred stock pursuant to which Southern is making a tender offer (the "Offer") for such series and the Company is soliciting proxies in connection with the Proposed Amendment.

     The Company's Charter authorizes the issuance of 6,000,000 shares of common stock, $40 par value, of which 5,608,955 shares are outstanding. All of such shares are owned by Southern.

     The Company's Charter also authorizes the issuance of 3,850,000 shares of $100 Preferred Stock, par value $100 per share, and 27,500,000 shares of Class A Preferred Stock, par value $1 per share, of which 704,000 and 6,020,200 shares, respectively, are outstanding on the Record Date. Such shares are publicly held and are divided into six separate classes of $100 Preferred Stock and five separate classes of Class A Preferred Stock. Such classes constitute series of $100 Preferred Stock and Class A Preferred Stock, respectively, and vary from each other with respect to dividend rates, redemption prices and amounts payable on liquidation. All of such outstanding shares of the Company's preferred stock are entitled to vote on the Proposed Amendment as a single class, each share of $100 Preferred Stock and each share of Class A Preferred Stock with a stated value of $100 being counted as one, each share of Class A Preferred Stock with a stated capital of $25 being counted as one-quarter, and each share of Class A Preferred Stock with a stated capital of $100,000 being counted as 1,000.

     Pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of the Company to be the beneficial owner of more than 5% of the Shares as of October 30, 1997.

     Officers and directors of the Company as a group owned, as of October 30, 1997, less than 1% of the total number of Shares and of the common stock of Southern.

                       VOTING REQUIREMENTS AND PROCEDURES

     Adoption of the Proposed Amendment requires the affirmative vote of the holders of (i) at least a majority of the shares of the capital stock of the Company then outstanding and entitled to vote (i.e., the common stock) and (ii) at least two-thirds of the total voting power of the Company's preferred stock outstanding (counting shares as described above). Abstentions and broker non-votes will have the effect of votes against the Proposed Amendment. SOUTHERN, THE OWNER OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY, HAS ADVISED THE COMPANY THAT IT INTENDS TO VOTE ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN FAVOR OF THE PROPOSED AMENDMENT.

     Votes at the Special Meeting will be tabulated preliminarily by The Bank of New York, as Depositary for shares tendered pursuant to the Offer, and Corporate Investor Communications, Inc., the Information Agent. Inspectors of Election, duly appointed by the presiding officer of the Special Meeting, will definitively count and tabulate the votes and determine and announce the results at the Special Meeting. The Company has no established procedure for confidential voting. There are no rights of appraisal in connection with the Proposed Amendment.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Balch & Bingham LLP, counsel to the Company, the following summary describes the principal United States Federal income tax consequences of the receipt of Special Cash Payments in connection with the approval and adoption of the Proposed Amendment. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Proxy Statement may adversely affect the tax consequences described herein, possibly on a retroactive basis. This summary is addressed to Preferred Shareholders who hold Shares as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a Preferred Shareholder in light of such Preferred Shareholder's particular circumstances or to Preferred Shareholders subject to special rules (including certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, foreign persons or entities who own or have owned, actually or constructively, more than five percent of such Shares, Preferred Shareholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or Preferred Shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). PREFERRED SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     As used herein, the term "United States Holder" means a beneficial owner of a Share that is (i) for United States Federal income tax purposes a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate, the income of which is subject to United States Federal income taxation regardless of its source; or (iv) any trust that is not a foreign trust under Section 7701(a)(31) of the Code. As used herein, the term "Non-United States Holder" means a beneficial owner of a Share that is not a United States Holder.

TAX CONSIDERATIONS GENERALLY

     The receipt of a Special Cash Payment by a Preferred Shareholder will be a taxable transaction for United States Federal income tax purposes. However, Preferred Shareholders, whether or not they receive

Special Cash Payments, will not recognize any taxable income or loss with respect to the Shares as a result of the modification of the Charter by the Proposed Amendment.

SPECIAL CASH PAYMENTS

     United States Holders. The Federal income tax consequences of the receipt by Preferred Shareholders of Special Cash Payments is not entirely clear. The Company will, for Federal income tax withholding and information reporting purposes, treat Special Cash Payments as ordinary, non-dividend income to recipient United States Holders.

     Non-United States Holders. The Company will treat Special Cash Payments paid to Non-United States Holders as subject to withholding of United States Federal income tax at a rate of 30%. However, a Special Cash Payment that is effectively connected with the conduct of a trade or business by a Non-United States Holder within the United States will not be subject to such withholding tax (provided such Non-United States Holder provides two originals of Internal Revenue Service ("IRS") Form 4224 stating that such Special Cash Payments are so effectively connected), but instead will be subject to United States Federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected Special Cash Payments received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

     A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

BACKUP WITHHOLDING

     ANY PREFERRED SHAREHOLDER WHO VOTES IN FAVOR OF THE PROPOSED AMENDMENT AND WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE PROXY (OR, IN THE CASE OF A FOREIGN PREFERRED SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE INFORMATION AGENT) MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE SPECIAL CASH PAYMENT. To prevent United States Federal income tax backup withholding with respect to the Special Cash Payment, a United States Holder must provide the Information Agent with the Preferred Shareholder's correct Taxpayer Identification Number ("TIN") and certify that the Preferred Shareholder is not subject to backup withholding of Federal income tax by completing the Substitute Form W-9 included in the Proxy. Certain Preferred Shareholders (including, among others, all corporations and certain foreign shareholders) are exempt from backup withholding. For a corporate United States Holder to qualify for such exemption, such Preferred Shareholder must provide the Information Agent with a properly completed and executed Substitute Form W-9 attesting to its exempt status. In order for a foreign Preferred Shareholder to qualify as an exempt recipient, the foreign holder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that Preferred Shareholder's exempt status. A copy of Form W-8 may be obtained from the Information Agent.

     Unless a Preferred Shareholder provides the appropriate certification, under the applicable law and regulations concerning "backup withholding" of United States Federal income tax, the Information Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to such Preferred Shareholder or other payee. The amount of any backup withholding from a payment to a Preferred Shareholder will be allowed as a credit against such Preferred Shareholder's United States Federal income tax liability and may entitle such Preferred Shareholder to a refund, provided that the required information is furnished to the IRS. However, backup withholding is not required for amounts subject to 30% withholding discussed above under "Special Cash Payments -- Non-United States Holders."

                            SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of proxies. The Company has engaged Corporate Investor Communications, Inc. to act as Information Agent in connection with the solicitation of proxies for a fee of $11,000, plus unit fees per preferred shareholder contacted, plus reimbursement of reasonable out-of-pocket expenses. The Company has also engaged Merrill Lynch & Co. to act as Dealer Manager in connection with the solicitation of proxies for a fee of an amount equal to 0.50% of the par value or stated capital, as applicable, per Share of Preferred Stock voted in favor of the Proposed Amendment, plus reimbursement of certain out-of-pocket expenses. With respect to the Shares of Preferred Stock described below which are voted in favor of the Proposed Amendment, if the Proposed Amendment is approved and adopted, the Company will pay a consent fee of an amount equal to (i) 0.50% of the stated capital per Share of its 1993 Adjustable Rate Series (but only with respect to transactions for beneficial owners whose ownership is less than 2,500 Shares) and (ii) 0.50% of the par value or stated capital, as applicable, per Share of its 4.52% Series, 4.60% Series, 4.64% Series, 4.72% Series, 4.92% Series, 6.40% Series and 6.80% Series; provided, however, with respect to transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares of such Shares named in clause (ii) above, the Company will pay a consent fee of an amount equal to 0.25% of the par value or stated capital, as applicable, per Share of such Shares. With respect to fees payable pursuant to the immediately preceding sentence (x) that involve transactions for beneficial owners whose ownership is less than 2,500 Shares any fee payable thereunder shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated, in which case such fee shall be paid in full to such designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager) and (y) that involve transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, any fee payable thereunder shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated, in which case 80% of such fee shall be paid to the Dealer Manager and 20% of such fee shall be paid to the designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager).

     A designated Soliciting Dealer is an entity obtaining the Proxy, if the Proxy shall indicate its name and it is (a) any broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (b) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting proxies outside the United States to the same extent as though it were an NASD member, or (c) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer with respect to the solicitation of Proxies unless the Proxy designates such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer in respect of Shares registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being voted for the benefit of one or more beneficial owners identified on the Notice of Solicited Proxies (included in the materials provided to brokers and dealers). No such fee shall be payable to a Soliciting Dealer with respect to the solicitation of Proxies by the holder of record, for the benefit of the beneficial owner, unless the beneficial owner has designated such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be paid to a Soliciting Dealer with respect to solicitation of Proxies for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Information Agent or the Dealer Manager for purposes of the Proxy solicitation.

     Soliciting Dealers will include any organizations described in clauses (a),
(b) or (c) above even when the activities of such organization in connection with the Proxy solicitation consist solely of forwarding to clients materials relating to the Proxy solicitation, and rendering Proxies as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of Shares as to whether to vote for or against the Proposed Amendment. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Proxy solicitation included any activities other than those described above, and for all purposes noted in all materials relating to the Proxy solicitation, the term "solicit" shall be deemed to mean no more than "processing shares voted" or "forwarding to customers materials regarding the Proxy solicitation."

     Proxies will be solicited by mail or by telephone. In addition, officers and employees of the Company or its affiliates may also solicit proxies personally or by telephone; such persons will receive no additional compensation for these services. The Information Agent has not been retained to make, and will not make, solicitations or recommendations, other than conveying information related to the recommendations of the Board, in connection with the Proposed Amendment.

     The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's outstanding preferred stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

     The solicitation of proxies has been approved by the Commission under the Holding Company Act. An application has been filed with the Commission under the Holding Company Act requesting approval of the Proposed Amendment.

                   WHAT NUMBER TO GIVE THE INFORMATION AGENT

     The Taxpayer Identification Number ("TIN") a Preferred Shareholder is required to give the Information Agent is the social security number or employer identification number of the registered owner of the Shares. If the Shares are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.

     A Preferred Shareholder is required to provide the Information Agent with
(i) in the case of a United States Preferred Shareholder, a TIN and a certification on Substitute Form W-9 that the IRS has not notified such shareholder that he is subject to backup withholding, or (ii) in the case of a foreign Preferred Shareholder, a properly completed Form W-8. Failure to provide the information on either Substitute Form W-9 or Form W-8 may subject the Preferred Shareholder to a $50 penalty imposed by the IRS and to 31% Federal income tax backup withholding on the payment of the Special Cash Payment. The box in Part 2 of Substitute Form W-9 may be checked if the Preferred Shareholder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future. If the box in Part 2 is checked and the Information Agent is not provided with a TIN by the time of payment, the Information Agent will withhold 31% on the payment of the Special Cash Payment thereafter until a TIN is provided to the Information Agent.

                        FINANCIAL AND OTHER INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Reports, proxy materials and other information about the Company are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The financial statements of the Company and related information included in its Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and its Current Reports on Form 8-K dated January 9, 1997 and February 12, 1997, each as filed with the Commission, are hereby incorporated by reference. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting (or any adjournment thereof) shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Company will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, on the written or oral request of any such person, a copy of any or all of its documents described above which have been incorporated by reference in this Proxy Statement, other than exhibits to such documents. Such requests should be directed to Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-1000. The information relating to the Company contained in this Proxy Statement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

     Questions or requests for assistance in connection with this Proxy Statement and the accompanying Proxy may be directed to Corporate Investor Communications, Inc. at (888) 881-0526 (toll free) or banks and brokers call
(888) 349-2003 or to Merrill Lynch & Co. at (888) 654-8637 (toll free). Requests for additional copies of this Proxy Statement, the Proxy or other proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     No representative of Arthur Andersen LLP, the Company's independent public accountants, is expected to be present at the Special Meeting unless prior to the day of the Special Meeting the Corporate Secretary of the Company has received written notice from a Preferred Shareholder addressed to the Corporate Secretary at 600 North 18th Street, Birmingham, Alabama 35291, that such Preferred Shareholder will attend the Special Meeting and wishes to ask questions of a representative of Arthur Andersen LLP.

                              DELIVERY OF PROXIES

     Properly executed proxies must be received by mail at or prior to the Special Meeting which will be held on December 10, 1997. Such proxies may be mailed to The Bank of New York, Tender & Exchange Department, P.O. Box 11248, Church Street Station, New York, New York 10286-1248. A return envelope is enclosed for your convenience.

                                 OTHER MATTERS

     The Board of Directors knows of no matter other than the foregoing to come before the Special Meeting. If any other matters properly come before the Special Meeting or any adjournment thereof, however, it is intended that the persons designated as proxies in the enclosed proxy will vote on such matters in their discretion.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Art P. Beattie
                                          Vice President, Secretary and
                                          Treasurer

Birmingham, Alabama
November 3, 1997

                                   APPENDIX A

       PROVISIONS OF THE CHARTER TO BE DELETED BY THE PROPOSED AMENDMENT

     Unless otherwise defined, capitalized terms used herein are used as defined in the Charter.

THE DEBT LIMITATION PROVISION

     Paragraph A.2.f.(2) of Article IX of the Charter states:

          "Notwithstanding any of the provisions of Article XI hereof, so long as any shares of the preferred stock or Class A preferred stock are outstanding, the consolidated corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the total voting power of the shares of preferred stock and Class A preferred stock at the time outstanding,

             (2) issue or assume any unsecured notes, debentures or other securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities issued or assumed by the consolidated corporation resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of the preferred stock or Class A preferred stock or of any kind of stock over which the preferred stock and the Class A preferred stock do not have preference as to the payment of dividends and as to assets) if immediately after such issue or assumption the total outstanding principal amount of all unsecured notes, debentures or other securities representing unsecured debt of the consolidated corporation will thereby exceed 20% of the aggregate of all existing secured debt of the consolidated corporation and the capital stock, premiums thereon and surplus of the corporation as stated on its books."

THE MERGER PROVISION

     Paragraph A.2.f.(1) of Article IX of the Charter states:

          "Notwithstanding any of the provisions of Article XI hereof, so long as any shares of the preferred stock or Class A preferred stock are outstanding, the consolidated corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the total voting power of the shares of preferred stock and Class A preferred stock at the time outstanding,

          (a) sell, lease or exchange all or substantially all of its property or merge or consolidate with or into any other corporation or corporations, unless such sale, lease, exchange, merger or consolidation, or the issuance and assumption of all securities to be issued or assumed in connection therewith, shall have been ordered, approved or permitted under the Public Utility Holding Company Act of 1935 by the Securities and Exchange Commission or any successor commission or regulatory authority of the United States of America. Nothing in this paragraph contained shall authorize any such sale, lease, exchange, merger or consolidation by the vote of the holders of a less number of shares of the preferred stock or Class A preferred stock, or of any other class of stock, or of all classes of stock, than is required for any such sale, lease, exchange, merger or consolidation by the laws of the State of Alabama at the time applicable thereto."

THE COMMON STOCK DIVIDEND PROVISION

     The relevant provision of Paragraph A.2.b. of Article IX of the Charter states:

          "So long as any shares of the preferred stock or Class A preferred stock are outstanding, the payment of dividends on the common stock (other than dividends payable in common stock) and the making of any distribution of assets to holders of common stock by purchase of shares or otherwise (each of such actions being herein embraced within the term "payment of common stock dividends") shall be subject to the following limitations (except as may be approved or permitted by the affirmative favorable vote of the holders of at least two-thirds of the total voting power of the shares of preferred stock and Class A preferred stock at the time outstanding):

             (a) If and so long as the ratio of the aggregate of the par value of, or stated capital represented by, the outstanding shares of common stock (including premiums on the common stock but excluding premiums on the preferred stock and Class A preferred stock) and of the surplus of the consolidated corporation to the total capitalization and surplus of the consolidated corporation at the end of a period of twelve consecutive calendar months within the fourteen calendar months immediately preceding the calendar month in which the proposed payment of common stock dividends is to be made (such period being hereinafter referred to as the "base period"), adjusted to reflect the proposed payment of common stock dividends (such ratio being hereinafter referred to as the "capitalization ratio"), is less than 20%, the payment of common stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 50% of the net income of the consolidated corporation available for the payment of dividends on the common stock during the base period;

             (b) If and so long as the capitalization ratio is 20% or more but less than 25%, the payment of common stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 75% of the net income of the consolidated corporation available for the payment of dividends on the common stock during the base period; and

             (c) Except to the extent permitted under paragraphs (a) and (b) above, the consolidated corporation shall not make any payment of common stock dividends which would reduce the capitalization ratio to less than 25%.

     For the purpose of the foregoing provisions, the following terms shall have the following meanings:

          (1) The term "net income of the consolidated corporation available for the payment of dividends on the common stock" shall mean for any period the balance remaining after deducting from the total gross revenues of the consolidated corporation from all sources during such period the following:

             (i) all operating expenses and taxes, including charges to income for general taxes and for federal and state taxes measured by income, for retirement or depreciation reserve and for amortization or other disposition of amounts, if any, classified as amounts in excess of original cost of utility plant; (ii) all interest charges and other income deductions, including charges to income for amortization of debt discount, premium and expense and preferred stock and Class A preferred stock premium and expense; (iii) all dividends paid or set aside for payment to the holders of preferred stock and Class A preferred stock which are applicable to such period; and (iv) the greater of (x) the total amount, if any, by which the aggregate of the charges to income or earned surplus during such period for repairs, maintenance and provision for depreciation shall have been less than 15% of the gross operating revenues derived by the consolidated corporation during such period, after deduction for such revenues of the aggregate cost of electric energy, gas and steam purchased for resale, and (y) the total amount, if any, by which the charges to income or earned surplus during such period as provision for depreciation shall have been less than the sum of the amounts equal to the product of the applicable percentage (as defined in Section 3 of the Supplemental Indenture dated as of October 1, 1981) and the mathematical average of the amounts of depreciable property (as defined in said Section 3) at the opening of business on the first day and at the close of business on the last day of such period.

          (2) The term "total capitalization" shall mean the aggregate of the principal amount of all outstanding indebtedness of the consolidated corporation maturing more than twelve months after the date of issue or assumption, plus the par value of, or stated capital represented by, the outstanding shares of all classes of stock of the consolidated corporation, including any premiums on capital stock.

          (3) The term "surplus" shall include capital surplus, earned surplus and any other surplus of the consolidated corporation, adjusted to eliminate (i) the greater of (x) the total amount, if any, by which the aggregate of the charges to income or earned surplus since December 31, 1960 and prior to the end of the base period for repairs, maintenance and provision for depreciation shall have been less than 15% of the operating revenues derived by the consolidated corporation since December 31, 1960 and prior to the end of the base period, after deduction from such revenues of the aggregate cost of electric energy, gas and steam purchased for resale, and (y) the total amount, if any, by which the charges to income or earned surplus during since December 31, 1960 and prior to the end of the base period as provision for depreciation shall have been less than the sum of the amounts equal to the product of the applicable percentage (as defined in Section 3 of the Supplemental Indenture dated as of October 1,
     1981) and the mathematical average of the amounts of depreciable property (as defined in said Section 3) at the opening of business on the first day and at the close of business on the last day of each calendar year (and, proportionately, of each period of months which is less than a calendar year) subsequent to December 31, 1960 and prior to the end of the base period; and (ii) any amounts which may then be classified by the consolidated corporation on its books as amounts in excess of the original cost of utility plant and which are not provided for by reserve and any items set forth on the asset side of the balance sheet of the consolidated corporation as a result of accounting convention, such as unamortized debt discount, premium and expense and preferred stock and Class A preferred stock premium and expense, unless any such amount or item, as the case may be, is being amortized or is being provided for by a reserve."

THE RETAINED EARNINGS DIVIDEND PROVISION

     The relevant provision of Paragraph A.2.b. of Article IX of the Charter states that no dividends on common stock may be paid in certain events "or if, at the time of declaration thereof or the making of such distribution, there shall not remain to the credit of earned surplus account (after deducting therefrom the amount of such dividends and distributions) an amount at least equal to two times the annual dividend requirements on all then outstanding shares of the preferred stock and Class A preferred stock and on all other kinds of stock over which the preferred stock and Class A preferred stock do not have preference as to the payment of dividends and as to assets."

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Requests for additional copies of the Proxy Statement and the accompanying Proxy may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense.

                             The Information Agent:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                           (888) 881-0526 (toll free)
                             Banks and Brokers call
                                 (888) 349-2003

                              The Dealer Manager:

                              MERRILL LYNCH & CO.
                             World Financial Center
                                250 Vesey Street
                            New York, New York 10281
                           (888) ML4-TNDR (toll free)
                                ((888) 654-8637)

     Properly executed Proxies must be received by mail at or prior to the Special Meeting which will be held on December 10, 1997. Such Proxies should be sent to:

                              The Bank of New York
                          Tender & Exchange Department
                                 P.O. Box 11248
                             Church Street Station
                         New York, New York 10286-1248